Exhibit 10.10

WAIVER AND CONSENT

THIS WAIVER AND CONSENT (this “Waiver”), dated as of October 2, 2024, is made by and among Learn CW Investment Corporation, a Cayman Islands exempted company with limited liability (the “SPAC”), Learn SPAC Holdco, Inc., a Delaware corporation (“Holdco”), and Innventure LLC, a Delaware limited liability company (“Innventure” and, together with the SPAC and Holdco, the “Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the A&R Certificate of Incorporation (as defined below).

RECITALS

WHEREAS, on October 24, 2023, Holdco, the SPAC, Innventure and the other persons party thereto, entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), whereby the Parties intend to effect a business combination among Holdco, the SPAC and Innventure, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”);

WHEREAS, contemporaneously with the execution of the Business Combination Agreement, Holdco, the SPAC, Innventure and certain members of Innventure (“Innventure Members”) entered into a Member Support Agreement (the “Member Support Agreement”), pursuant to which such Innventure Members agreed to, among other things, be subject to certain restrictions on transfer set forth in Section 7 of the Member Support Agreement (the “MSA Lock-Up”) on the shares of Common Stock received by the Innventure Members as consideration in the Transactions (such shares, the “MSA Subject Shares”) for a period of 180 days following the closing of the Transactions (the “Closing”);

WHEREAS, in connection with the Transactions, Holdco expects to adopt an Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”) substantially in the form agreed by the parties hereto, pursuant to which, among other things, shares of Common Stock issued as consideration to former holders of membership interests, warrants, or other equity interests of Innventure as consideration in the Transactions (such shares, the “Charter Subject Shares”) will be subject to certain restrictions on transfer set forth in Section 4.6 of the A&R Certificate of Incorporation (the “Charter Lock-Up”) for a period of 180 days following the Closing;

WHEREAS, Section 4.6(c) of the A&R Certificate of Incorporation provides that, notwithstanding any other provision of the A&R Certificate of Incorporation, Holdco may, with the prior written consent of the SPAC given prior to Closing, waive, amend, or repeal the lock-up obligations imposed by the A&R Certificate of Incorporation;

WHEREAS, Section 12 of the Member Support Agreement provides that any provision of the Member Support Agreement may be waived by the party against whom the waiver is to be effective;

WHEREAS, each of Holdco and the SPAC desire to waive the MSA Lock-Up with respect to 10% of the MSA Subject Shares of the Company Members (excluding all directors and officers or expected directors and officers of Holdco or Innventure and their affiliates) on a pro rata basis (such shares, the “MSA Waiver Shares”), for the benefit of each of the SPAC and of Holdco; and

WHEREAS, each of Holdco and the SPAC desire to waive the Charter Lock-Up with respect to 10% of the Charter Subject Shares (excluding all directors and officers or expected directors and officers of Holdco or Innventure and their affiliates) on a pro rata basis (such shares, the “Charter Waiver Shares”), for the benefit of each of the SPAC and of Holdco.

NOW, THEREFORE, the Parties hereby agree as follows:

1.         Waiver and Consent, A&R Certificate of Incorporation. Holdco and the SPAC hereby mutually consent to waive the Charter Lock-Up with respect to the Charter Waiver Shares and waive any past, current or future breach under the A&R Certificate of Incorporation solely with respect to the Charter Lock-Up and the Charter Waiver Shares caused by, arising from or in connection with this Waiver.

2.           Waiver and Consent, Member Support Agreement. Holdco and the SPAC hereby mutually consent to waive the MSA Lock-Up with respect to the MSA Waiver Shares and waive any past, current or future breach under the Member Support Agreement solely with respect to the MSA Lock-Up and the MSA Waiver Shares caused by, arising from or in connection with this Waiver.

3.           Miscellaneous. Except as provided herein, the terms and provisions of each of the A&R Certificate of Incorporation and the Member Support Agreement shall remain unmodified and continue in full force and effect. This Waiver shall not operate as a waiver of, or restrict in any manner whatsoever, the rights of the parties to such documents with respect to any matters not described in this Waiver, including, for the avoidance of doubt, with respect to the enforceability of the MSA Lock-Up and the Charter Lock-Up with respect to all MSA Subject Shares and Charter Shares other than the MSA Waiver Shares and Charter Waiver Shares, respectively.

4.          Counterparts. This Waiver may be executed in one or more counterparts for the convenience of the Parties hereto, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Waiver by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Waiver.

5.           Governing Law. This Waiver, the rights and duties of the Parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Waiver will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The Parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or related to this Waiver. The Parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive.

6.          Entire Agreement. This Waiver supersedes all prior agreements, written or oral, among the Parties hereto with respect to the subject matter hereof and contain the entire agreement among the Parties with respect to the subject matter hereof. Any provision of this Waiver may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Waiver, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Waiver as of the date first above written.

LEARN CW INVESTMENT CORPORATION

By:	/s/ Robert Hutter
Name:	Robert Hutter
Title:	Chief Executive Officer

LEARN SPAC HOLDCO, INC.

By:	/s/ Robert Hutter
Name:	Robert Hutter
Title:	President

INNVENTURE LLC

By:	/s/ Gregory W. Haskell
Name:	Gregory W. Haskell
Title:	Chief Executive Officer and Manager

[Signature Page to Lock-Up Waiver and Consent]